John Hancock Financial Opportunities Fund

Notification of Sources of Distribution

This notice provides shareholders of the John Hancock Financial Opportunities Fund (NYSE: BTO) with important information concerning the distribution declared on September 2, 2025, and payable on September 30, 2025. No action is required on your part.

Distribution Period:	September 2025
Distribution Amount Per Common Share:	$0.6500

The following table sets forth the estimated sources of the current distribution, payable September 30, 2025, and the cumulative distributions paid this fiscal year to date from the following sources: net investment income; net realized short term capital gains; net realized long term capital gains; and return of capital or other capital source. All amounts are expressed on a per common share basis and as a percentage of the distribution amount.

			For the fiscal year-to-date period
	For the period 07/01/2025-09/30/2025		01/01/2025-09/30/2025 1
				% Breakdown
		% Breakdown		of the Total
	Current	of the Current	Total Cumulative	Cumulative
Source	Distribution ($)	Distribution	Distributions ($)	Distributions
Net Investment Income	0.0922	14%	0.3722	19%
Net Realized Short-
Term Capital Gains	0.1302	20%	0.2008	10%
Net Realized Long-
Term Capital Gains	0.1577	24%	1.1500	59%
Return of Capital or
Other Capital Source	0.2699	42%	0.2253	12%
Total per common share	0.6500	100%	1.9483	100%

Average annual total return (in relation to NAV) for the 5 years ended on August 31, 2025				20.42%
Annualized current distribution rate expressed as a percentage of NAV as of August 31, 2025				7.09%
Cumulative total return (in relation to NAV) for the fiscal year through August 31, 2025				8.55%

Cumulative fiscal year-to-date distribution rate expressed as a percentage of NAV as of
August 31, 2025				5.31%

You should not draw any conclusions about the Fund’s investment performance from the amount of this distribution or from the terms of the Fund’s managed distribution plan.

The Fund estimates that it has distributed more than its income and net realized capital gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the

1The Fund’s current fiscal year began on January 1, 2025 and will end on December 31, 2025.

money that you invested in the Fund is paid back to you. A return of capital distribution does not necessarily reflect the Fund’s investment performance and should not be confused with “yield” or “income.”

The amounts and sources of distributions reported in this Notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment experience during the remainder of its fiscal year and may be subject to changes based on tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

The Fund has declared the September 2025 distribution pursuant to the Fund’s managed distribution plan (the “Plan”). Under the Plan, the Fund makes fixed quarterly distributions in the amount of $0.6500 per share.

If you have questions or need additional information, please contact your financial professional or call the Manulife John Hancock Closed-End Fund Information Line at 1-800-843-0090, Monday through Friday between 8:00 a.m. and 7:00 p.m., Eastern Time.

John Hancock Financial Opportunities Fund

Notification of Sources of Distribution

This notice provides shareholders of the John Hancock Financial Opportunities Fund (NYSE: BTO) with important information concerning the distribution declared on December 1, 2025, and payable on December 31, 2025. No action is required on your part.

Distribution Period:	December 2025
Distribution Amount Per Common Share:	$0.6500

The following table sets forth the estimated sources of the current distribution, payable December 31, 2025, and the cumulative distributions paid this fiscal year to date from the following sources: net investment income; net realized short term capital gains; net realized long term capital gains; and return of capital or other capital source. All amounts are expressed on a per common share basis and as a percentage of the distribution amount.

			For the fiscal year-to-date period
	For the period 10/01/2025-12/31/2025		01/01/2025-12/31/2025 1
				% Breakdown
		% Breakdown		of the Total
	Current	of the Current	Total Cumulative	Cumulative
Source	Distribution ($)	Distribution	Distributions ($)	Distributions
Net Investment Income	0.1432	22%	0.5221	20%
Net Realized Short-
Term Capital Gains	0.0272	4%	0.2326	9%
Net Realized Long-
Term Capital Gains	0.4796	74%	1.7660	68%
Return of Capital or
Other Capital Source	0.0000	0%	0.0760	3%
Total per common share	0.6500	100%	2.5967	100%

Average annual total return (in relation to NAV) for the 5 years ended on November 28, 2025				14.39%
Annualized current distribution rate expressed as a percentage of NAV as of November 28,
2025				7.35%
Cumulative total return (in relation to NAV) for the fiscal year through November 28, 2025				6.67%

Cumulative fiscal year-to-date distribution rate expressed as a percentage of NAV as of
November 28, 2025				7.34%

You should not draw any conclusions about the Fund’s investment performance from the amount of this distribution or from the terms of the Fund’s managed distribution plan.

1The Fund’s current fiscal year began on January 1, 2025 and will end on December 31, 2025.

The Fund estimates that it has distributed more than its income and net realized capital gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in the Fund is paid back to you. A return of capital distribution does not necessarily reflect the Fund’s investment performance and should not be confused with “yield” or “income.”

The amounts and sources of distributions reported in this Notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment experience during the remainder of its fiscal year and may be subject to changes based on tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

The Fund has declared the December 2025 distribution pursuant to the Fund’s managed distribution plan (the “Plan”). Under the Plan, the Fund makes fixed quarterly distributions in the amount of $0.6500 per share.

If you have questions or need additional information, please contact your financial professional or call the Manulife John Hancock Closed-End Fund Information Line at 1-800-843-0090, Monday through Friday between 8:00 a.m. and 7:00 p.m., Eastern Time.